SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




       Date of Report (Date of earliest event reported): January 18, 2001



                              EDISON INTERNATIONAL
             (Exact name of registrant as specified in its charter)



            CALIFORNIA                     001-9936              95-4137452
(State or principal jurisdiction of    (Commission file       (I.R.S. employer
  incorporation or organization)            number)          identification no.)



                            2244 Walnut Grove Avenue
                                 (P.O. Box 800)
                           Rosemead, California 91770
          (Address of principal executive offices, including zip code)

                                  626-302-2222
              (Registrant's telephone number, including area code)


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Items 1 through 4, 6, 8 and 9 are not included because they are inapplicable.

Item 5.  Other Events

On January 18, 2001, the board of directors of Southern California Edison Company (SCE), the utility subsidiary of Edison International (EIX) decided not to declare the regular quarterly dividends that would have been paid on February 28, 2001 to holders of SCE's Cumulative Preferred Stock, 4.08% Series, 4.24% Series, and 4.78% Series ($25 par value). The aggregate amount of the dividends at the specified rate for such series would have been about $960,000. So long as any accumulated dividends on any series of SCE's Cumulative Preferred Stock ($25 par value) or $100 Cumulative Preferred Stock ($100 par value) remain unpaid, SCE cannot declare or pay future cash dividends on any series of such preferred stock or on SCE's common stock, and SCE cannot repurchase any shares of its common stock. If six or more quarterly dividends on any series of SCE's preferred stock become in default, the holders of all the preferred stock, voting together as a single class, will be entitled to elect two directors to SCE's board of directors.

As previously reported, SCE has temporarily suspended payment of certain other obligations. On January 16, 2001, SCE failed to pay maturing principal and accrued interest totaling $206 million with respect to its 5-7/8% Notes. On the same date, SCE also failed to make scheduled interest payments, aggregating about $24 million, on two other series of its senior notes, the 6-3/8% Notes Due 2006 and the 7-5/8% Notes Due 2010, and on one series of its first and refunding mortgage bonds, Series 93G Due 2025. Under the respective indentures for the senior notes and the first mortgage bonds, a failure to pay an installment of interest does not become an event of default unless it continues for 30 days as to the senior notes or 60 days as to the first mortgage bonds. On January 18, 2001, SCE failed to pay $32 million of maturing commercial paper. Through January 31, 2001, approximately $223 million of SCE's commercial paper will mature. SCE currently expects to suspend payments on those maturities, pending further developments in the ongoing energy and liquidity crisis.

As previously reported, SCE suspended payment of $215 million that originally was due to the California Power Exchange (PX) on January 16, 2001. At the request of the PX, the Federal Energy Regulatory Commission extended the payment deadline to 12:00 noon on January 18, 2001. On January 16, 2001, the PX notified SCE that, due to the rating agency downgrades described below, SCE is required by the PX's tariff to post collateral for all transactions in the PX's day-ahead and day-of markets. The PX also stated that, if SCE cannot comply with this requirement, the PX will suspend SCE's market trading privileges effective January 18, 2001 for the day-of market and January 19, 2001 for the day-ahead market. On January 17, 2001, SCE notified the PX that SCE will not be performing all of its obligations under the PX tariff related to payment of invoices and posting of collateral for transactions in those markets due to uncontrollable forces, as defined in the tariff, namely regulation and restrictions imposed by governmental authorities. SCE stated that, because its actions are due to uncontrollable forces, the PX should not attempt to exercise any remedies against SCE for non-performance. SCE cannot provide any assurance that the PX will not seek to exercise any remedies against SCE.

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On January 17, 2001, following rolling blackouts in the northern California service territory of Pacific Gas and Electric Company (PG&E), California Governor Gray Davis signed an order declaring an emergency and authorizing the California Department of Water Resources to purchase power in order to prevent further blackouts. Governor Davis stated that major power suppliers, in meetings with the Governor, were threatening to force SCE and PG&E into involuntary bankruptcy if the California legislature did not take immediate action authorizing the state to buy power. Governor Davis called upon the legislature to act promptly. A bill passed by the Assembly on January 16, 2001 would authorize the Department of Water Resources to purchase and sell electric power. The bill was sent to the Senate for consideration. The Senate has not yet taken action on the bill. SCE cannot predict what actions the California legislature or other parties will take.

On January 16, 2001, in response to SCE's announcement that it is suspending certain payments, both Moody's Investors Service and Standard & Poor's lowered their credit ratings of EIX and SCE to substantially below investment grade levels. Standard & Poor's cut EIX's senior unsecured and short-term debt ratings both to "C." Standard & Poor's also dropped SCE's senior unsecured debt rating to "CC" and its short-term debt rating to "C." Moody's cut its ratings of senior unsecured debt of EIX to "Caa3" and of SCE to "Caa2," and the short-term debt ratings of both EIX and SCE to "Not Prime." Corresponding reductions were made in the ratings of other securities of EIX and SCE. The ratings remain under review for potential further downgrades. The reduced ratings do not constitute an event of default under any of EIX's or SCE's credit facilities or other financing instruments. However, the failure by SCE to make the $200 million principal payment on the 5-7/8% Notes, as described above, is an event of default under both EIX's and SCE's bank credit facilities. EIX and SCE are in discussions with the bank lenders regarding the possibility of a limited waiver or forbearance as to such default.

The rating agencies have also lowered their ratings on other subsidiaries of EIX. Edison Funding Company, the financing subsidiary of Edison Capital, had its senior unsecured and short-term debt ratings reduced to "CC" and "C" by Standard & Poor's, and "B2" and "Not Prime" by Moody's. The ratings remain under review for possible downgrade. Edison Mission Energy's senior unsecured and short-term debt ratings, although lowered, are still investment grade at "BBB-" and "A-3" from Standard & Poor's, and "Baa3" and "P-3" from Moody's. Standard & Poor's attributed the investment grade ratings primarily to the ring-fencing provisions recently adopted by Edison Mission Energy. Both agencies said the rating outlook for Edison Mission Energy is stable.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)      Not applicable

(b)      Not applicable

(c)      Not applicable


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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          EDISON INTERNATIONAL
                                              (Registrant)



                                            KENNETH S. STEWART
                                       -------------------------------
                                            KENNETH S. STEWART
                              Assistant General Counsel and Assistant Secretary


January 18, 2001